Exhibit 10.6

MEMORANDUM OF UNDERSTANDING

Omagine, Inc.

Journey of Light, Inc.

Consolidated Contractors International Company, S.A.

and

Omani Union Real Estate Development Company LLC

Dated: June 8, 2008

Memorandum of Understanding

This memorandum of understanding (“MOU”) is signed this 8th day of June 2008 by and between:

Omagine Inc., a Delaware USA corporation (“OMAG”), Journey of Light, Inc., a New York USA corporation (“JOL”) and Consolidated Contractors International Company, S.A., a Panamanian corporation (“CCIC”) on the one hand,

and

Omani Union Real Estate Development Company LLC , an Omani limited liability company (“ORDC”), on the other hand.

OMAG, JOL and CCIC are collectively referred to herein as the Founder Shareholders. The Founder Shareholders and ORDC are referred to herein individually as a “Party” and collectively as the “Parties”.

1	BACKGROUND.

1.1
The Founder Shareholders expect that a development agreement will be signed soon between Omagine SAOC, a closed joint stock company of the Sultanate of Oman currently under formation by the Founder Shareholders (the “Project Company”) and the Government of Oman (the “Development Agreement”).

1.2
A draft copy of the Development Agreement including its Schedules and Appendix A, all of which are dated June  2008 and marked Omagine V.21, (the “Draft Agreement”) is attached hereto as Exhibit A. The Draft Agreement sets out in detail the terms and conditions governing the development, management, operation and implementation of the Omagine Project on the one million (1,000,000) square meter plot of land identified by Schedule 2.1.1 of the Draft Agreement.

1.3	ORDC is fully aware of the details of the Draft Agreement and is hereby acting in reliance thereon.

1.4	Capitalized terms in this MOU shall unless otherwise specified herein have the meanings that shall be assigned to them in the Development Agreement.

1.5
The Government requires that the Project Company have at least thirty percent (30%) of the shares of the capital stock of the Project Company (the “Shares”) owned by Omani Persons (the “Omani Shareholder Obligation”).

2	THE SHARES / SHAREHOLDERS’ AGREEMENT.

2.1	The Parties hereby agree that within thirty (30) Days after the latter of (i) the Effective Date or (ii) the Corporate Formation of the Project Company, ORDC shall:

a)
execute and deliver a subscription agreement (“Subscription Agreement”) whereby ORDC subscribes for one hundred thousand (100,000) Shares (the “ORDC Shares”). The ORDC Shares shall be equal to twenty percent (20%) of the issued share capital of the Project Company and the date of such execution and delivery of the Subscription Agreement by ORDC is hereby defined as the “Subscription Date”, and

b)
agree in the Subscription Agreement to pay an investment amount of one hundred twenty-two Omani Rials and eight hundred fifty Baisa (OMR 122.850) for each Share for a total aggregate amount of twelve million two hundred eighty-five thousand Omani Rials (OMR 12,285,000) [the “ORDC Investment”] for the ORDC Shares.

Memorandum of Understanding

2.2
Subsequent to the Effective Date, the Project Company will do all things necessary to (i) arrange with the Lenders the necessary construction financing for the Project, and (ii) arrive at that date (the “Financial Closing Date”) on which the legally binding documents providing such construction financing are executed and delivered by the Project Company and the Lenders.

2.3
The Parties hereby agree that ORDC shall pay the ORDC Investment to the Project Company and the Project Company shall issue the ORDC Shares to ORDC in accordance with, as the case may be, the following schedule or the provisions of paragraph 2.4:

a)
On the Subscription Date and on the first Business Day of each of the five (5) Months next following the Subscription Date, ORDC shall pay one million five hundred thirty five thousand six hundred twenty five Omani Rials (OMR 1,535,625) to the Project Company for a total six (6) Month aggregate amount of nine million two hundred thirteen thousand seven hundred fifty Omani Rials (OMR 9,213,750) and the Project Company shall issue twelve thousand five hundred (12,500) of the ORDC Shares to ORDC on the Subscription Date and on the first Business Day of each Month of such five Month period for a total six Month aggregate of seventy five thousand (75,000) of the ORDC Shares, and

b)
On the Financial Closing Date, ORDC shall pay three million seventy one thousand two hundred fifty Omani Rials (OMR 3,071,250) to the Project Company and the Project Company shall issue twenty five thousand (25,000) of the ORDC Shares to ORDC.

2.4
The Parties agree that the schedule of payments for the ORDC Investment as outlined in paragraph 2.3 of this MOU has been agreed based upon the assumption (which is unlikely to be accurate) that the Financial Closing Date will occur six (6) Months after the Effective Date. Notwithstanding anything to the contrary contained in paragraph 2.3 of this MOU, the Parties hereby covenant and agree with each other that on the Financial Closing Date (whenever that date may occur) the entire unpaid balance of the ORDC Investment as of such Financial Closing Date (whatever that amount turns out to actually be) shall be paid to the Project Company on such Financial Closing Date in exchange for the issuance by the Project Company to ORDC of the entire remaining balance of the un-issued ORDC Shares as of such Financial Closing Date.

2.5
The terms and conditions in respect of the ORDC Investment and the ORDC Shares as indicated in Paragraphs 2.1, 2.2, 2.3 and 2.4 hereof shall be incorporated into a shareholders’ agreement among the Founder Shareholders, other shareholders and ORDC (“Shareholders’ Agreement”). All other details, terms and conditions of the Shareholders’ Agreement shall be subject to agreement among the Founder Shareholders, the other shareholders and ORDC and the Parties agree to negotiate and execute the Shareholders’ Agreement within thirty (30) Days after the Effective Date.

2.6
The Founder Shareholders and ORDC shall agree in the Shareholders’ Agreement that (i) the Project Company’s corporate governance shall comply with the rules and regulations of the Sultanate of Oman, (ii) the Project Company will be managed by its Board of Directors which shall be elected by the shareholders of the Project Company, (iii) ORDC shall have representation on the Board of Directors of the Project Company proportionate to its ownership of and in accordance with its rights pursuant to the laws of Oman as an owner of Shares in the Project Company and (iv) the Project Company shall have a professional management team to develop and implement the Omagine Project which shall be appointed by and be responsible to the Board of Directors.

Memorandum of Understanding

2.7
Promptly after the Execution Date, OMAG will engage BankMuscat to update the financial model of the Omagine Project and, upon it being delivered to OMAG, will promptly thereafter deliver a copy of such updated financial model to ORDC.

3	GENERAL

3.1	This MOU does not create a partnership or otherwise bind the Parties and only the Shareholders’ Agreement, if and when executed by the Parties, shall be a definitive legally binding agreement.

3.2	Neither Party may assign any of its rights or obligations conferred by this MOU without the prior written consent of the other Party.

3.3
This MOU and the agreements contemplated hereby will automatically terminate (i) upon the mutual written consent of the Parties, or (ii) on July 31, 2008 if the Execution Date has not occurred on or before July 31, 2008, or (iii) ninety Days after the Effective Date (the “Delivery Period”) if the Execution Date occurs on or before July 31, 2008 and for any reason the Shareholders’ Agreement has not been signed within such Delivery Period, or (iv) upon the execution by the Parties of the Shareholders’ Agreement.

3.4	The Parties may execute this MOU by means of the exchange of signed copies which are scanned and then e-mailed to the other Party or via facsimile.

3.5
The Parties may execute this MOU in counterparts that shall, in the aggregate, when signed by both Parties constitute one and the same instrument and thereafter each counterpart shall be deemed to be an original instrument as against the Party that has signed it.

4.	CONDITION PRECEDENT

The Parties acknowledge and agree that in order to satisfy the Omani Shareholder Obligation, the Founder Shareholders have held discussions with the Royal Court Affairs (“RCA”) and are awaiting RCA’s decision before June 18, 2008 (the “Decision Date”) regarding RCA subscribing for ten percent (10%) of the Shares (the “RCA Shares”). If RCA decides not to subscribe for the RCA Shares or fails to respond to the Founder Shareholders on or before the Decision Date then this MOU shall govern the understanding between the Parties. The Parties hereby agree however that if RCA decides to subscribe for the RCA Shares then the number of ORDC Shares mentioned in this MOU shall be reduced to 50,000 Shares and the ORDC Investment and the payments mentioned in Clause 2.3 and Clause 2.4 shall be proportionately adjusted.

Memorandum of Understanding

Signed for and on behalf of the Founder Shareholders and the Project Company

Omagine, Inc.		Journey of Light, Inc.

By:	/s/	By:	/s/
	Frank J. Drohan		Frank J. Drohan
	Chairman		Chairman

Consolidated Contractors International Company, S.A.

By:	/s/
Fathi A. Alaaiddin, P.O.A
As Attorney-in-Fact

Signed for and on behalf of Omani Union Real Estate Development Company LLC

Omani Union Real Estate Development Company LLC

By:	/s/
Hussain Jawad
Chairman